Exhibit 23.5

[IMS HEALTH HQ LIMITED LETTERHEAD]

AstraZeneca PLC

Legal & Secretary’s Department

1 Francis Crick Avenue

Cambridge Biomedical Campus

Cambridge CB2 0AA

England

For the attention of Adrian Kemp

By email & by post

22 November 2016

Dear Ladies and Gentlemen

IMS DATA DISCLOSURE FOR ANNUAL REPORT AND FORM 20-F INFORMATION 2015

In connection with the filing of the accompanying Registration Statement on Form F-3 (the “Form F-3”) of AstraZeneca PLC (“AstraZeneca”), IMS Health hereby authorises AstraZeneca to refer to IMS Health and certain pharmaceutical industry data derived by IMS Health, as identified on the pages included in Exhibit 15.6 to AstraZeneca’s Annual Report and Form 20-F Information for the fiscal year ended December 31, 2015 (the “Annual Report”), which Annual Report is incorporated by reference in the accompanying Form F-3 of AstraZeneca, subject to the same acknowledgements and agreements as set forth in our letter from IMS Health HQ Limited to AstraZeneca PLC, dated 8 March 2016 and included in Exhibit 15.6 to the Annual Report.

Please indicate your agreement to the foregoing by signing in the space indicated below. Our authorisation will not become effective until accepted and agreed by AstraZeneca.

Very truly yours,

/s/ James E. Salitan

James E. Salitan

Vice President and Associate General Counsel

QuintilesIMS

For and on behalf of IMS Health HQ Limited

ACCEPTED AND AGREED

This 22nd day of November 2016

AstraZeneca PLC

/s/ Adrian Kemp

Name: Adrian Kemp

Title: Company Secretary